UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 22, 2014 (December 18, 2014)

IASIS HEALTHCARE LLC

(Exact Name of Registrant as Specified in Charter)

Delaware	333-117362	20-1150104
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

117 Seaboard Lane, Building E Franklin, Tennessee	37067
(Address of Principal Executive Offices)	(Zip Code)

(615) 844-2747

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On December 18, 2014, the State of Arizona awarded a contract to provide integrated acute and behavioral health services to Medicaid recipients in northern Arizona to Health Choice Integrated Care LLC (“Health Choice Integrated Care” or “HCIC”), a joint venture affiliate of the Health Choice managed care solutions business segment (“Health Choice”) of IASIS Healthcare LLC (“IASIS”). Under the state contract, Health Choice Integrated Care will provide behavioral health services to approximately 6,000 Arizona Health Care Cost Containment System (“AHCCCS”) members with serious mental illness in Mohave, Coconino, Apache, Navajo, Gila, Yavapai and portions of Graham counties. The state contract also covers the general behavioral healthcare needs of 225,000 members in the region.

Health Choice Integrated Care will serve as the Regional Behavioral Health Authority in Northern Arizona for an initial term of three years beginning October 1, 2015, with state options to extend the contract for up to two additional two-year periods. HCIC’s care model is designed to complement the State of Arizona’s objective of providing “whole-person” healthcare services that effectively coordinate physical and behavioral healthcare.

Health Choice and the not-for-profit Northern Arizona Regional Behavioral Authority are partners in the joint venture. The joint venture is projected to generate approximately $300 million in annual revenue beginning in IASIS’ 2016 fiscal year, with such revenue to be consolidated with IASIS’ financial results.

A press release is attached as Exhibit 99.1 and is incorporated herein in its entirety by reference to this Item 8.01 of this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

99.1	Press release dated December 22, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IASIS HEALTHCARE LLC

Date: December 22, 2014

	By:	/s/ John M. Doyle
John M. Doyle
Chief Financial Officer